Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Gladstone Land Corporation of our report dated February 24, 2026, except for the effects of the revision to the authorized share amounts disclosed on the consolidated balance sheets, as to which the date is April 7, 2026 relating to the financial statements and financial statement schedule, which appears in Gladstone Land Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Washington, District of Columbia

April 7, 2026